Exhibit 35.1

SERVICER COMPLIANCE STATEMENT
U.S. Bank Trust National Association

The undersigned, a duly authorized officer of U.S. Bank Trust National Association (the “Trustee”), as Trustee in respect of the STRATSSM Trust for AMBAC Financial Group, Inc. Securities,
Series 2007-1 (the “Trust”), does hereby certify that:

1.	The Bank is Trustee under the Trust Agreement.

2.	The undersigned is duly authorized as required pursuant to the Trust Agreement to execute and deliver this Certificate to the Trust.

3.	This Certificate is delivered pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB.

4.	A review of the Trustee’s activities during the twelve-month period ended December 31, 2009 and of its performance under the Trust Agreement has been made under my supervision.

5.	To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout such twelve-month period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March 2010.

By:	/s/ Janet P. O'Hara
Name: Janet P. O'Hara
Title: Assistant Vice President